EXHIBIT 10.1

April 11, 2005 Amendment to the Comprehensive Equity
Compensation Plan for Directors and Employees (the “Plan”)

     1. Section 6(d) of the Plan is hereby amended to remove the last sentence of such section. Accordingly, after this amendment, Section 6(d) of the Plan shall read as follows:

“(d) The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which payment of the exercise price with respect thereto may be made or deemed to have been made.”

     2. Other than the above amendment, the Plan remains in full force and effect unamended hereby.

LSB BANCSHARES, INC.